Exhibit 4.14
OFFICE AND ADMINISTRATION SERVICES AGREEMENT

This Office and Administration Services Agreement (this “Agreement”), dated as of this 31 day of December, 2013, is entered into by and between ClientConnect Ltd., a company organized under the laws of the State of Israel (the “Company”); and Conduit Ltd., a company organized under the laws of the State of Israel (the “Conduit”).  The Company and Conduit are sometimes referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Company and Conduit have entered into that certain Split Agreement (the “Split Agreement”), dated as of September 16, 2013, pursuant to which Conduit has agreed to assign and transfer to the Company, and the Company has agreed to receive and assume from Conduit, certain assets and liabilities of Conduit, all as more fully described therein;

WHEREAS, concurrently with entering into this Agreement, the Company and Conduit are entering into that certain Transition Services Agreement (the “TSA”), pursuant to which the Company shall provide Conduit with certain business support services and systems as set forth therein and for the term of such agreement; and

WHEREAS, the Company and Conduit wish to enter into this Agreement, pursuant to which Conduit will provide certain services to the Company, including office space, inter alia, for the performance of the services by the Company to Conduit under the TSA, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Company and Conduit hereby agree as follows:

1.	DEFINITIONS

1.1.          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

1.1.1    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that for purposes of this Agreement, Conduit and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be deemed Affiliates of one another.

1.1.2    “Business Day” means any day of the year on which banking institutions in Israel are generally open to the public for conducting business and are not required by law to close.

1.1.3     “Person” means (whether or not a capitalized term) any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Body or other entity, including, any party to this Agreement.

1.1.4    “Representative(s)” means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors of such Person and its Affiliates, and the successors and assigns of any of the foregoing; provided that for purposes of this Agreement, Conduit and the Company themselves shall not be deemed Affiliates of one another.

1.1.5    “Subsidiary” of any Person means any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person, or (ii) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries, or (iii) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

1.2.          Terms Generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the schedules, certificate or documents ancillary to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any national, federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

2.	THE SERVICES

2.1.          Office and Administration Services. Conduit shall provide the Company with the office and administration services (collectively the “Services”), as detailed in Exhibit A attached hereto, on the other terms and conditions set forth in Exhibit A and this Agreement. The Parties shall, in good faith, coordinate with each other to ensure the physical split between Conduit's employees and the Company's employees. The Services shall also include reasonable administration services (including parking, access to building, and office space), subject to availability of such services at such time, to employees of Affiliates of the Company that are visitors or while conducting work meeting with Company's employees, in a reasonable frequency and number of participants.

2.2.          Coordinator.  Each Party shall appoint a person that shall serve as the coordinator on behalf of such Party for any matter relating to this Agreement, including all notices, requests and other communications relating thereto this Agreement (but other than invoices).  Initially, the coordinators shall be:

2.2.1.	On behalf of the Company: Nadav Kishoni Office Phone: 972-8-946173 Email: Nadav@conduit.com

2.2.2.	On behalf of Conduit: Ofer Glik Office Phone: 972-8-9461713 Email: Ofer@conduit.com

2.3.          Service Standard. The Services set forth in Exhibit A shall be provided in a manner, quality and standard consistent with the manner these Services were conducted by Conduit prior to the date hereof and in no event less than a reasonable commercial standard. Any employee, service provider or Person named on Exhibit A may be replaced by Conduit, at its discretion and Conduit shall be entitled to terminate and engage such Persons to perform the Services in accordance with its practices and at its discretion. Acknowledging that Representatives of both Parties are located in the Premises, the Company shall not improve or modify any administrative or office related services or benefits (excluding the Services) granted to its Representatives, as compared to those afforded by Conduit to its Representatives, without Conduit’s prior written consent.

2.4.          Employee Limit. The Services are provided only with respect to such number of employees of Company as of the date hereof (being the Employees as defined in the Split Agreement) (the “Employee Limit”). Any request by the Company to be provided with Services in respect of personnel exceeding the Employee Limit, shall be subject to Conduit’s prior written consent, which consent shall not be unreasonably withheld, at its discretion (including, the availability of office space in its premises (the “Premises”), and without any obligation on Conduit to take additional premises or renew or extend any lease).  Such consent may include a change to the Consideration.

2.5.          Third Party Licenses. To the extent any third party intellectual property licenses required to be maintained by the Company for granting services under the TSA (“Third Party Licenses”) may not be assigned by Conduit to the Company pursuant to the Split Agreement, then for as long as the Company provides services to Conduit under the TSA from the Premises in accordance with this Agreement, the Services shall include such Third Party Licenses until the Closing Date of the Split Agreement. Thereafter, the Company shall be responsible, at its expense, to independently obtain, purchase, maintain and renew any Third Party Licenses required for or obtain the required consent or right to use (or a renewal of a right of use that has terminated or expired) such Third Party Licenses, for its own purposes or operations (including, the rendering of Services under the TSA).

2.6.          Services of Certain Employees. To the extent that the transfer of any employee to the Company pursuant to the Split Agreement requires a permit from the Supervisor of the Women Work Law in the Ministry of Economy, and such permit shall not have been obtained prior to the Closing Date (as defined in the Split Agreement), then the services of such employee shall be deemed to be included in the Services to the same extent and scope of such employee’s employment in Conduit and under the same terms, and the Company shall reimburse Conduit for the employer cost and any employee benefits of such employee until the earlier of such time as the required permit is granted or the termination of employment of such employee. The above reimbursement shall be added to the Consideration and paid on the same terms and payment schedule.

2.7.          Transportation Safety Officer. Following the date hereof and within no later than 30 days, the Company shall deliver a notice pursuant to Section 581 of the Transportation Regulation, 1981 relating to the appointment of the Transportation Safety Officer of Conduit as its Transportation Safety Officer as well, indicating the affiliation between the parties and their location in the same Premises. In the event that the same Transportation Safety Officer may not serve for both Parties, the Company shall be responsible to independently engage and appoint such an officer, if and to the extent required by law.

3.	CONSIDERATION

3.1.          The consideration for the Services shall be as follows (the “Consideration”):

3.1.1.           A fixed monthly cost equal to the “cost per employee” as set forth in Exhibit B attached hereto; multiplied by the number of employees of the Company as of the last day of that month, subject to Section 3.1.2; plus

3.1.2.          A one-time set-up fee per new employee equal to the “new employee” cost as set forth in Exhibit B attached hereto; multiplied by the number of employees of the Company in any calendar month to the extent exceeding the Employee Limit (subject to Section 2.4).

3.1.3.          The Consideration for Services rendered for less than a full calendar month (including, by virtue of termination of employment of an employee of the Company during such month) shall be calculate based on a pro-rata basis.

3.2.          The Consideration, plus VAT, if applicable, shall be paid in arrears on a monthly basis, within 35 days from the end of the month in which the invoice was issued, and subject to receipt by the Company of a proper detailed tax invoice. Invoices shall be issued by Conduit and delivered to the Company within 7 Business Days of the end of each month, with respect to the then ending calendar month.

3.3.          The Consideration shall be paid by the Company to Conduit in US dollars by wire transfer of immediately available funds to Conduit’s bank account, as designated by it in writing.

3.4.          No set-off or deduction is permitted from any amount due by the Company to Conduit hereunder, whether by applicable law or otherwise (including amounts due under the TSA or Split Agreement), unless agreed to by Conduit.

3.5.          Conduit shall bear and be responsible for all taxes due by it in connection with the Consideration paid hereunder. Except for VAT, all payments made by the Company to Conduit hereunder are deemed inclusive of all taxes levied or imposed upon or in connection with the Services. The Company shall be entitled to withhold from any payment made to Conduit, any tax required to be withheld pursuant to applicable law, provided, however, that no deduction and withholding of any such amounts shall be made if Conduit shall present a valid certificate(s) of exemption from withholding or deduction from the relevant tax authority.

3.6.          The Company may request modification or leasehold improvements in the Premises relating to the Company’s Representatives from Conduit, and if Conduit consents (which consent shall not be unreasonably withheld) to such request (upon the terms of such consent) then the costs and expenses associated therewith or to be incurred thereby shall solely be borne and paid by the Company.

4.	REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1.          The Company represents, warrants and undertakes that:

4.1.1.           It shall, and shall cause its Representatives to, use reasonable care in using, safeguarding and maintaining all equipment, property, infrastructure, furniture and all other such items provided by Conduit as part of the Services, other than ordinary wear and tear.

4.1.2.           It shall, and shall cause its Representatives to, use the Services in a reasonable manner and not in an abusive or out of the ordinary manner or not for the purpose to which it is intended.

4.1.3.           It shall, and shall cause its Representatives to, comply with the covenants and obligations of Conduit under those certain lease agreements relating to the Premises (copies of which was made available to the Company) as they relate to the use of the Premises, vacating the Premises and any liability arising therefrom.

4.1.4.           It shall, and shall cause its Representatives to comply with Conduit's rules and policies applicable to its employees as they relate to the subject matter of the Services, provided that such rules and policies shall be presented to the Company and its Representatives, in writing, by Conduit, from time to time.

4.1.5.           When on the property of, or leased by, Conduit or its Subsidiaries or when given access to any equipment, computer, software, network or files owned, controlled or used by Conduit or its Subsidiaries, the Company shall and shall cause its Representatives to use the same standard of care and diligence used by it in regards to its own property and equipment and in no event less than reasonable standards of care and diligence.

4.1.6.                The Company shall be liable for any act or omission under or breach by its Representatives of this Agreement.

4.2.          In the event that Conduit is required to vacate the Premises or any portion thereof prior to August 30, 2014, as a result of any landlord alleged claim for breach of its lease agreement as a result of this Agreement, then this Agreement will be automatically terminate with respect to the vacated Premises or any portion thereof, and neither Party shall have any claim or liability to the other Party with respect to the termination of this Agreement or be deemed to be in breach of this Agreement on the basis of such vacation.

5.	INDEPENDENT CONTRACTORS

5.1.          Conduit is performing the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between Conduit and the Company, nor between any Conduit Representatives and the Company. For the sake of clarity, neither Conduit, nor any Conduit Representatives shall be covered by any of the Company employee benefit schemes and/or insurance policies of the Company or its Subsidiaries by virtue of this Agreement. Conduit shall solely be responsible to pay all taxes, payments, salary, social benefits, national insurance and any amounts due under applicable law with respect to it and its Representatives.

5.2.         Conduit will defend, indemnify, and hold the Company and its Representatives and any third party on their behalf, harmless from and against all claims, damages, losses, and expenses, including reasonable fees and expenses of attorneys and other professionals which may be incurred, suffered or imposed upon the Company and/or its Representatives in respect of any withholding taxes, social security, unemployment or disability insurance, social benefits, vacation, severance payment or other payments whatsoever or deriving from the existence of employer-employee relationship between any Conduit’s Representatives, on the one hand, and the Company, on the other hand.

5.3.          The Company will defend, indemnify, and hold Conduit and its Representatives and any third party on their behalf, harmless from and against all claims, damages, losses, and expenses, including reasonable fees and expenses of attorneys and other professionals which may be incurred, suffered or imposed upon Conduit and/or its Representatives in respect of any withholding taxes, social security, unemployment or disability insurance, social benefits, vacation, severance payment or other payments whatsoever or deriving from the existence of employer-employee relationship between Conduit or any of its Representatives, on the one hand, and any Company’s Representative, on the other hand.

5.4.         Conduit will defend, indemnify, and hold the Company and its Representatives and any third party on their behalf, harmless from and against all claims, damages, losses, and expenses, including reasonable fees and expenses of attorneys and other professionals which may be incurred, suffered or imposed upon the Company and/or its Representatives in respect of any withholding taxes, social security, unemployment or disability insurance, social benefits, vacation, severance payment or other payments whatsoever or deriving from the existence of employer-employee relationship between the Company or any of its Representatives, on the one hand, and any Conduit’s Representative, on the other hand (but with respect to any Employee only with respect to the period until the Employment Effective Date (as such terms are defined in Section 7.1 below)).

5.5.          The Company shall maintain at its own expense insurance policies with coverage as maintained by Conduit prior to the date hereof, and in no event less than commercially reasonable coverage, as required in connection with the employment or engagement of its Representatives and otherwise its operation.

5.6.          The Company shall be responsible, at its expense, to obtain, purchase, maintain and renew any third party licenses required for its operation from the date hereof.

6.	INDEMNIFICATION

6.1.         The Services include services that are granted or dependent upon third parties (such as, water, electricity, internet and phone access, etc.) and, therefore, Conduit shall not be deemed in breach of this Agreement nor have any liability to the extent that any delay or failure in the performance or rendering of any Service results from any cause beyond its reasonable control, including force majeure.

6.2.         Conduit will defend, indemnify and hold harmless the Company and its Representatives from and against any and all direct damages, costs and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by them which may arise out of or in connection with Conduit’s failure to provide the Services as required by and in accordance with this Agreement. The indemnification hereunder shall be limited to an aggregate amount of up to $700,000. The Parties hereby agree that the indemnification hereunder shall not apply to the extent that the delay or failure in the performance or rendering of any Service results from: (i) termination of engagement by employees and consultants of Conduit which is not as a result of reduction in such terminating employees or consultants compensation terms, authority, duties or responsibilities; (ii) any cause beyond Conduit's reasonable control, including force majeure; or (iii) actions or omission of the Company or its Representatives or a breach by any of them of this Agreement. The Company shall provide Conduit with written notice of a matter that may give rise to indemnification under this Section as soon as reasonably practical after becoming aware of any such matter. No delay in delivery of such written notice shall relieve Conduit of its obligation under this Section 6.2, unless and to the extent that Conduit is materially prejudiced thereby.

6.3.          The Company will defend, indemnify and hold harmless Conduit and its Representatives from and against any and all direct damages, costs and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by them which may arise out of or in connection the Company's breach of this Agreement and the Company’s and/or its Representatives use of the Premises and other equipment made available to it hereunder in any manner other than ordinary and customary use thereof. Conduit shall provide the Company with written notice of a matter that may give rise to indemnification under this Section as soon as reasonably practical after becoming aware of any such matter. No delay in delivery of such written notice shall relieve the Company of its obligation under this Section 6.3, unless and to the extent that the Company is materially prejudiced thereby.

7.	TRANSFERRED EMPLOYEES

7.1.         Prior to the termination of this Agreement (and taking into account Section 7.2), the Company, in prior coordination with Conduit, shall offer continued employment to 50% of the employees providing the Services from each department or capacity as specified in Exhibit A (other than valet parking employees) or to 50% of such employees, in the aggregate, effective as of the termination of this Agreement (the “Employment Effective Date”). The identity of the employees to which such offers shall be made shall be agreed between the Parties in advance, taking into account and accommodating the specific circumstances, limitations and needs of such employees (such as, distance from home, transportation, and other factors).  The Company’s offer of employment shall be as a continued employment in accordance with such employee’s respective employment agreement by Conduit. An employee accepting the Company’s offer shall be referred to as an “Employees”.  The Company shall assume the respective employment agreement of the Employees on the Employment Effective Date, as then in effect (the “Employment Agreement”).

7.2.         Sufficient time before the termination of this Agreement and by no later than 60 days prior thereto, the Parties shall apply to the following in connection with the transfer of the Employees as set forth herein: (i) Israeli Tax Authority to receive a tax determination that the transfer of the Employees would not be viewed as termination for purposes of Section 9(7a) of the Income Tax Ordinance; and (ii) if applicable, to the Supervisor of Women Work Law in the Ministry of Economy.  The Parties shall, and shall cause and instruct their Representatives to, coordinate with each other in connection with the filing and obtaining the above approvals and any other document that may be required to be delivered by such Party or its Representatives in connection thereto; and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the applicable authorities, and shall comply promptly with any such inquiry or request.  If the applications for the above approvals are pending and have not yet been granted by the date this Agreement is terminated, then the obligations of the Company pursuant to this Section 7 shall survive such termination. The date upon which the Employees employment commences with the Company, if the receipt of the above approvals is not on or prior to the Employment Effective Date, shall be referred to as the “Deferred Employment Date”. The Company shall reimburse Conduit for the employer cost and any employee benefits related to the employment of such Employees from the Employment Effective Date until the earlier of the Deferred Employment Date or the termination of employment of such Employee.

7.3.         The Employees shall be transferred through continuance of their employment, and, accordingly, all obligations and covenants that such Employees have undertaken in their Employment Agreement (including, confidentiality, non compete, non solicitation and invention assignment) shall insure to the benefit of the Company, as the employer from and as of the Employment Date, and all benefits that such Employees may be eligible to receive pursuant to their respective Employment Agreements, applicable law or Plans (as defined in the Split Agreement) shall be assumed by the Company, including, without limitation, all wages, prior notice period (or payment in lieu thereof), recreation and/or recuperation pay, accumulated redeemable unused vacation days and sick leave, provident, pension or retirement plan, education fund, managers’ insurance, disability pay, bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) until the Employment Date, and any right or benefit arising from the termination of employment, including severance pay. For the avoidance of doubt, the Company will not assume any liabilities incurred as a result of Conduit's breach of its obligations to pay salary or withhold taxes under an Employment Agreement with an Employee, solely with respect to the period prior to the Employment Date and/or any legal proceeding, pending or threatened, that any Employee may have in connection with such breach against Conduit.

7.4.         Prior to the Employment Date, Conduit or its applicable employing Subsidiary shall make all such payments, transfers and fully fund all such amounts required to be placed with any severance fund or insurance policy (“Severance Fund”) that would have been required to be transferred and paid to Employees had the employment of such Employees been terminated by Conduit or its applicable employing Subsidiary at the Employment Date. Conduit or the applicable employing Subsidiary shall assign and transfer to the Company all its rights in all such Severance Funds with respect to the relevant Employees.  For the avoidance of doubt, in the event that any Employee ceases to be employed by the Company after the Employment Date, the Company shall be solely responsible for any severance or other payments due to the Employee as a result of such termination of employment.

7.5.          Nothing in the Employment Agreement or other agreements between any Employees and Conduit or its Representatives shall: (i) as of the Employment Date, limit or restrict such Employee from serving, as of Employment Date, as employees or consultant of the Company or any of its Subsidiaries; and (ii) as of the Employment Date, the Employees shall be relieved and released from the non-compete and confidentiality obligations owed to Conduit or its Subsidiaries to such extent required to perform the obligations and duties under their respective Employment Agreement with the Company or its Subsidiaries.

7.6.         On and after the Employment Date, the Company shall cause each Employee to receive full credit for all prior service with Conduit for purposes of determining any benefits to be received by such Employee to the extent that service or length of employment is an applicable factor for determining benefits under any benefit Plan of the Company or its Affiliates or under applicable laws.  The Company shall not terminate the employment of an Employee for purposes of replacing him/her with personnel of outsourcing companies.

7.7.          The Parties shall make reasonable efforts so that, by no later than the Closing, each Employee shall sign: (i) an acknowledgment to Section 7.1; and (ii) any required consent to give effect to Section 7.2, including any acknowledgement or consent to the terms of the tax determination.

7.8.          Nothing herein, express or implied, shall confer upon any Employee or legal representative or beneficiary thereof, any rights or remedies, including any right to employment/engagement or continued employment/engagement for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

8.	CONFIDENTIAL INFORMATION

8.1.          “Confidential Information” means any and all information of a Party (the “Disclosing Party”) and its Representatives to which the other Party and its Representatives (the “Receiving Party”) may have access to and/or exposed to in connection with this Agreement, regardless of whether such Confidential Information is in oral, electronic or written form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information shall not include material or information which (i) is in the public domain at the time of disclosure by the Disclosing Party or subsequently becomes so through no fault of the Receiving Party; (ii) is furnished to the Receiving Party and/or its Representatives by a third party having a lawful right to do so and without any obligation of confidentiality to the Disclosing Party or its Representatives; (iii) was explicitly approved for release by written authorization of the Disclosing Party or its Representatives; or (iv) is independently developed by the Receiving Party, without benefit of Disclosing Party’s Confidential Information, as evidenced by its written records.

8.2.          The Receiving Party shall, and shall cause its Representatives, to (i) maintain all Confidential Information in strict confidence; (ii) use the same degree of care in safeguarding Confidential Information, as it uses for its own confidential information of the highest importance, but in any case at least a reasonable degree of care; and (iii) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use, any Confidential Information and undertake that all its Representatives that have access to the Premises or may be rendered or providing Services (as the case may be) are subject to confidentiality and non-use undertakings similar to those contained herein.  Confidential Information is and shall remain the sole and exclusive property of the Disclosing Party, and no license or other rights to Confidential Information are granted or implied hereby.  The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.  The Receiving Party shall advise the Disclosing Party in writing should it become aware of any misappropriation or misuse of Disclosing Party’s Confidential Information.

8.3.          In the event that the Receiving Party is being legally compelled or requested (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it shall provide, prior to disclosure if at all possible, to the Disclosing Party Conduit with immediate written notice of the request so that the Disclosing Party may, in its sole discretion, seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. The Receiving Party shall, upon the Disclosing Party’s request, take reasonable steps to assist the Disclosing Party in contesting the request for disclosure. In the event that a protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required and to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information.  In addition, the Receiving Party shall maintain and make available to the Disclosing Party a record and copies of any such Confidential Information disclosed.

8.4.          Without limiting the foregoing, the Receiving Party shall not embody any portion of the Confidential Information in any product, process or in any patent application filed by or on behalf of the Receiving Party, including, but not limited to, in a blocking patent application. Any patent application filed by the Receiving Party in violation of this Agreement shall be the property of the Disclosing Party, and the Receiving Party shall assign and transfer to the Disclosing Party the entire right, title and interest, in and to any such applications and any letters patents granted thereon in any country.

8.5.          Upon the Disclosing Party’s request (at any time) or upon termination of this Agreement, the Receiving Party shall immediately cease all use of the Disclosing Party’s Confidential Information and return to the Disclosing Party or, at the Disclosing Party’s option, destroy all materials and documentation consisting of or relating to the Confidential Information and certify to the Disclosing Party in writing such return or destruction.

8.6.          For so long as the Agreement remains in effect and 24 months following its expiration or early termination, the Receiving Party obligations of confidence, non-disclosure, and non-use hereunder shall continue and survive with respect to Disclosing Party’s Confidential Information received or accessed to while the Agreement was in effect.

8.7.          This Section 8 shall not restrict the Receiving Party and its Representatives from acting in accordance with the Split Agreement or TSA nor shall it derogate or limit any rights thereunder and the Receiving Party shall be permitted to use or disclose Confidential Information if such disclosure is permitted under the Split Agreement or TSA.

9.	NON-SOLICITATION

9.1.          Each Party undertakes towards the other Party that during the term of this Agreement and for a period of 24 months thereafter each it shall not, directly or indirectly, encourage or solicit any officer, employee or consultant of the other Party, or induce or attempt to induce any such officer, employee or consultant to terminate, reduce or adversely modify the scope or terms of his or her engagement with the other Party or its Subsidiaries. This Section shall survive the termination or expiration of this Agreement, in accordance with its terms.

9.2.              Each of the Parties acknowledges, represents and warrants that in light of the Services and the transaction contemplated hereby and under the Split Agreement and TSA, and in view of each Party’s exposure and access of the other Party and its personnel and valuable proprietary information, the provisions of this Section 9 are reasonably necessary for the protection of the other Party’s interests under this Agreement, the Split Agreement and TSA, and are not unduly restrictive upon it or any Affiliates thereof.

10.	TERM; TERMINATION

10.1.        This Agreement shall commence on the date hereof and unless otherwise terminated pursuant to Sections 4.2 or 10, shall terminate on August 30, 2014.

10.2.        Any Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of thirty (30) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party.

10.3.        Upon any of the following: (i) a Party files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors (collectively “Bankruptcy Laws”), or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (ii) the appointment of a receiver or trustee over the whole or any part or a Party’s assets; (iii) the calling by a Party of a meeting of creditors for the purpose of entering into a scheme or arrangement; (iv) any filing of an involuntary petition or proceeding under any Bankruptcy Laws against a Party, which has not been dismissed within 30 days thereafter; (v) a Party adopts one or more resolutions for dissolution, liquidation, bankruptcy, or reorganization or winding-up of the Party, then the other Party shall have the right to immediately terminate this Agreement by providing written notice (it being clarified that any such event shall not excuse the Parties from their obligations hereunder if the other Party did not elect to so terminate this Agreement). Each Party shall notify the other Party in writing immediately upon becoming aware of the occurrence of any of the above events (without regard to any grace or cure period specified therein) or of events or circumstances which may reasonably be expected to result in any of the above events.

10.4.	Effect of Termination.

10.4.1.        Upon termination of this Agreement, any accrued charges then unpaid by Conduit shall remain due and payable in accordance with the terms provided in this agreement.

10.4.2.        Upon termination of this Agreement for any reason, the Company and all Company Representatives shall vacate the Premises in an orderly manner. The Company shall return to Conduit all equipment provided to it by Conduit as part of the Services in the condition they were on the date hereof, subject to ordinary wear and tear.

10.4.3.         Upon termination of this Agreement in its entirety, all obligations of the parties hereto shall terminate, except for the provisions of this Section 10.4.3 and Sections 4-9 and 11 which shall survive any termination or expiration of this Agreement.

11.	MISCELLANEOUS

11.1.       Entire Agreement.  This Agreement, including its Exhibits (which are be incorporated by reference to this Agreement), constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.2.        Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3.        Successors and Assigns.   No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party; provided, however, that either Party may assign any or all of its rights and interests hereunder to (i) one or more of its Affiliates or any successor of such Party or its Affiliates by merger, by purchase of all or substantially all of the asset or stock of such Party or any line of business at any time.  Subject to the foregoing this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.

11.4.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof.

11.5.        Submission to Jurisdiction. Subject to the arbitration provisions in sub-Section 11.6, each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the competent courts located in Tel-Aviv-Jaffa, Israel, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court or; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the Parties to this Agreement hereby agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the Parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11.7. Nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable law.

11.6.	Arbitration

11.6.1.        Any disputes arising between the parties relating to this Agreement, or its interpretation, execution or breach thereof shall be exclusively resolved by arbitration to be conducted and all decisions and awards shall be rendered in accordance with the rules of the Israeli Arbitration Law, 1968 (the “Arbitration Law”), which rules and procedures are deemed to be incorporated by reference into this Agreement, except as otherwise provided herein. Any such arbitration (including its existence, any material exchanged or disclosed therein, the proceedings and the arbitrator’s award) shall be conducted on a confidential basis, in the Hebrew language, in Tel Aviv, Israel (or as determined by the arbitrator), by one arbitrator who shall be an attorney admitted to practice in Israel or retired judge, appointed by the Parties upon mutual consent, however, if the Parties are unable to agree on the identity of the arbitrator within 15 days of a Party's request to appoint an arbitrator, then each Party shall appoint one person within 7 days, and such persons shall determine the identity of the arbitrator within 7 days (from the end of aforesaid 7-days period); and if such two persons are unable to agree within the 7 days period, then the either Party may refer the determination of the identity of the arbitrator to the Chairman of the Tel Aviv District of the Israel Bar Association.  All aspects of the arbitration proceedings, including all preliminary and post-ruling matters, shall be conducted in accordance with Israeli substantive laws then in force. The arbitrator shall be authorized to determine the procedural and evidentiary rules applicable to the arbitration and shall not be bound by rules of civil procedure or the principals governing admissibility of evidence, the arbitrator shall have the right to order discovery and to shall conduct such hearings or hear such presentations by the Parties (either together or ex parte) as it in its sole discretion deems necessary. The arbitrator may meet with each of the Parties separately, and the Parties hereby undertake to fully cooperate with the arbitrator and provide him with all materials requested by him without any delays. The arbitration proceedings shall not exceed 30 Business Days from the commencement of the proceedings. The arbitrator shall be requested to provide its written determination within 30 days after the completion of the arbitration proceedings.

11.6.2.         Notwithstanding anything in this Section 11.6, each Party may seek interim injunctive relief from a court of competent jurisdiction provided that such interim injunction relief shall be until the arbitrator is appointed. The continuance of such interim relief may be determined by the arbitrator.  No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceedings.

11.6.3.         The award of the arbitrator shall be in writing and shall include the basis and reasoning for its findings, and shall be conclusive and binding upon the Parties, except as provided in the Arbitration Law. Judgment upon an arbitral award may be entered in any court of competent jurisdiction. The discretion of the arbitrator to fashion remedies hereunder shall not be broader than the legal and equitable remedies available to a court in Israel.  The arbitrator shall have the right to order injunctive relief and the payment of attorneys' fees, costs and other damages.  The findings and determination of the arbitrator in the arbitration award shall be final and binding on the Parties, and may be challenged or subject to any appeal in accordance with the Arbitration Law only in an appeal arbitration conducted in accordance with the provisions of this Section 11.6.

11.6.4.        Each of the Parties to the arbitration shall pay its own expenses, and the Parties shall share equally the fees and expenses of the arbitration proceeding (including the arbitration fees and expenses), unless otherwise determined by the arbitrator in its arbitration award.

11.6.5.        This Section shall constitute an arbitration agreement under the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

11.7         Notices.  All notices and other communications under this Agreement shall be in writing shall be given or made by delivery in person (and shall be deemed to have been duly given upon such delivery), by overnight courier service (and shall be deemed to have been duly given two days after delivery to the courier service), by facsimile or email (and shall be deemed to have been duly given after transmission in full with electronic confirmation of transmission, or if delivered on a non-Business Day or after recipient’s business hours, on the first Business Day after transmission), or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been duly given five (5) days after delivery to the mail service) to the respective parties at the following addresses (or to such other address or contact details as a party may have specified by notice given to the other party pursuant to this provision, provided, however, that any notice of change of address or contact details shall only be valid upon actual receipt):

If to Conduit, to:
[  ]
Telephone:                 +972- -
Facsimile:                    +972- -
Attention:
E-mail:

If to the Company, to:
[  ]
Telephone:                 +972- -
Facsimile:                    +972- -
Attention:
E-mail:

11.8.       Specific Performance.  Each Party hereby acknowledges and agrees that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part for the consummation of the transactions contemplated herein, may cause irreparable injury to the other Party, for which damages, even if available, may not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

11.9.        Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

11.10.     Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references to a Section or Exhibit are references to a Section or Exhibit of this Agreement, unless otherwise specified, and include all subparts thereof.

11.11.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Office and Administration Services Agreement to be executed as of the date first written above.

CONDUIT LTD.
By: /s/ Ronen Shilo Name: Title: CEO
CLIENTCONNECT LTD.
By: /s/ Dror Erez Name: Title: